Exhibit 99.1

NEWS RELEASE

Contact:	Investor Relations 708.483.1300 Ext 1331

TreeHouse Foods Reaffirms Preliminary

Second Quarter Net Sales and Earnings

OAK BROOK, Ill., July 15, 2014 /PRNewswire/ — TreeHouse Foods, Inc. (NYSE: THS) announced today that preliminary net sales for the second quarter of 2014 are in line with the Company’s expectations of approximately $625 million, which represents an increase of over 18% from the same period last year. The anticipated increase is primarily due to acquisitions, which should contribute just over 14% of the increase. In addition, preliminary results indicate a positive volume/mix of over 5% for the quarter and a nearly 1% decline resulting from the impact of unfavorable foreign exchange rates. In TreeHouse’s North American Retail Grocery segment, the Company estimates positive volume /mix of approximately 6%, as increases in beverages, pickles and salad dressings product categories resulted in year over year growth. Total adjusted earnings are expected to be very close to consensus estimates for the quarter. Such updated net sales, volume/mix information and earnings are estimates and actual results may differ.

“We are pleased to reaffirm our June 30th comments on the top line sales achievements in the second quarter,” said Sam K. Reed, Chairman, President and Chief Executive Officer. “We are especially proud of the sales growth in our Retail Grocery channel as this reflects the joint efforts of our sales, marketing and product development teams to bring great product solutions to our grocery customers.”

ABOUT TREEHOUSE FOODS

TreeHouse is a food manufacturer servicing primarily the retail grocery and foodservice distribution channels. Our products include non-dairy powdered creamers and sweeteners; condensed, ready to serve and powdered soups; refrigerated and shelf stable salad dressings and sauces; powdered drink mixes; single serve hot beverages; specialty teas; hot and cold cereals; macaroni and cheese, skillet dinners, and other value-added side dishes and salads; salsa and Mexican sauces; jams and pie fillings; pickles and related products; aseptic sauces; and liquid non-dairy creamer. We believe we are the largest manufacturer of pickles and non-dairy powdered creamer in the United States, and the largest manufacturer of private label salad dressings, powdered drink mixes, and instant hot cereals in the United States and Canada, based on sales volume.

Additional information, including TreeHouse’s most recent statements on Forms 10-Q and 10-K, may be found at TreeHouse Foods’ website, http://www.treehousefoods.com.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements.” Forward-looking statements include all statements that do not relate solely to historical or current facts, and can generally be identified by the use of words such as “may,” “should,” “could,” “expects,” “seek to,” “anticipates,” “plans,” “believes,” “estimates,” “intends,” “predicts,” “projects,” “potential” or “continue” or the negative of such terms and other comparable terminology. These statements are only predictions. The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that may cause

TreeHouse or its industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. TreeHouse’s Form 10-K for the year ended December 31, 2013 and other filings with the SEC, discuss some of the factors that could contribute to these differences. You are cautioned not to unduly rely on such forward-looking statements, which speak only as of the date made, when evaluating the information presented in this press release. TreeHouse expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, to reflect any change in its expectations with regard thereto, or any other change in events, conditions or circumstances on which any statement is based.

SOURCE TreeHouse Foods, Inc.

RELATED LINKS

http://www.treehousefoods.com